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                                                                      Exhibit 10

                               FIRST AMENDMENT TO
                EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT

      THIS FIRST AMENDMENT (the "First Amendment") dated as of the 1st day of July, 1997, is made and entered into by and between NEW YORK STATE ELECTRIC & GAS CORPORATION (the "Company") and _______________ ("me" or "I") to that agreement between the Company and me dated as of the 28th day of May, 1997 titled the "EMPLOYEE INVENTION AND CONFIDENTIALITY AGREEMENT, EXISTING EXECUTIVE" (the "Agreement").

      WHEREAS, the Company and I entered into the Agreement, effective as of May 28, 1997; and

      WHEREAS, the Company and I wish to amend the Agreement as provided below;

      NOW, THEREFORE, in consideration of my continued employment with the Company and other good and valuable consideration described herein, the Company and I do hereby amend the Agreement as follows:

      (A) Section 9 of the Agreement is amended to delete the last sentence as follows:

            "Further, I agree that the Company may modify the Territory, upon advance notice to me, in response to changes in the Company's business or as my duties and responsibilities change or evolve."

      (B) Section 10.3.1 of the Agreement is amended to add the following paragraph immediately following the first paragraph:

            "The Company will pay premiums and other payments required for continuation coverage, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter "COBRA") for the duration of the Severance Period and Special Severance Period. Thereafter, premiums and other payments required for any further continuation coverage, in accordance with COBRA, shall be my sole reponsibility."

      (C) All other terms and conditions of the Agreement remain unchanged. This Amendment will be effective as of the date first set forth above.

      WITNESS our hands this ________ day of July, 1997, at Binghamton, New
York.

                                          NEW YORK STATE ELECTRIC &
                                          GAS CORPORATION


-----------------------------             By:
      EXECUTIVE                              --------------------------------
                                             Title:  Vice President & Secretary